CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Employee Stock Purchase Plan, as amended and restated, of Kirkland’s, Inc., of our reports dated March 29, 2019, with respect to the consolidated financial statements of Kirkland’s, Inc. and the effectiveness of internal control over financial reporting of Kirkland’s, Inc. included in its Annual Report (Form 10-K) for the year ended February 2, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee
February 28, 2020